U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                           CURRENT REPORT ON FORM 8-K

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 19, 2002

                           Commission File No. 0-22524

                         MENDOCINO BREWING COMPANY, INC.
        (Exact name of small business issuer as specified in its charter)

                                   California
         (State or other jurisdiction of incorporation or organization)

                                   68-0318293
                      (IRS Employer Identification Number)

                             13351 South Highway 101
                               Hopland, California
                    (Address of principal executive offices)

                                      95449
                                   (Zip Code)

Registrant's telephone number, including area code:              (707) 744-1015

Item 5. Other Events

      Suspension and Delisting Action by the Pacific Exchange

      On September 19, 2002, the Company received notice from PCX Equities, Inc., a subsidiary of the Pacific Exchange, that trading in the Company's common stock on the Pacific Exchange had been suspended, effective immediately. The suspension will remain until the Company's stock is formally delisted, which requires review and approval by the Securities and Exchange Commission. The underlying reason for the suspension, and the ultimate delisting, is the fact that during the last twelve months the Company's Common Stock has not achieved or maintained a minimum bid price of $1.00 per share, as required by the rules of the Pacific Exchange. As of September 18, 2002, the closing bid price of the Company's common stock on the Pacific Exchange was $0.59 per share. The Board of Directors of the Company, which had previously approved delisting the Company's Common Stock from the Pacific Exchange, does not intend to contest or appeal the suspension, or the delisting procedure.

      Since May 6, 2002, the Company's Common Stock has been quoted on the Nasdaq Over the Counter Bulletin Board, under the symbol "MENB".

Announcement of Interest by United Breweries Holdings Ltd.

      On September 30, 2002, the shareholders of United Breweries Holdings, Ltd. (formerly Kingfisher Properties & Holdings, Ltd.) ("UBHL"), a corporation based and incorporated in India and publicly-held in that country, approved resolutions authorizing UBHL's Board of Directors to consider a transaction by which UBHL would purchase some or all of the Company's outstanding shares.

      To date, UBHL has not proposed any specific transaction to the Company, nor has it indicated when (if ever) it may make a specific proposal or commence negotiations with the Company for an actual acquisition of any shares, although representatives of UBHL have indicated that its Board will be considering these issues in the near future.

      More information about this development may be found in the Press Release which accompanies this Current Report as an Exhibit.

Item 7. Exhibits

         Exhibit No.               Description
         -----------               -----------

              1                    Press Release, dated October 3, 2002

                                   SIGNATURES

      Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            MENDOCINO BREWING COMPANY, INC.
                                                        (Registrant)


Date: October 3, 2002                       By: /s/ N. MAHADEVAN
                                               ---------------------------------
                                               N. Mahadevan, Secretary and
                                                 Chief Financial Officer